EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-109145, 333-127726, 333-162434, 333-165757 and 333-175019) on Form S-8 and (No. 333-192696, 333-199311, 333-199309, 333-197255) on Form S-3 of Ocata Therapeutics, Inc. and subsidiary, formerly Advanced Cell Technology, Inc. (collectively, the “Company”) of our report dated April 1, 2014, except for the reclassification paragraph in Note 2 as to which the date is March 16, 2015, relating to our audits of the consolidated financial statements, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, which appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/SingerLewak LLP

Los Angeles, California

March 16, 2015